Exhibit 1.01

Modine Manufacturing Company
Conflict Minerals Report
For The Year Ended December 31, 2015
1.	Overview

This report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act).

This report has been prepared by management of Modine Manufacturing Company (herein referred to as “Modine,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and consolidated joint ventures. It does not include the activities of variable interest entities that are not required to be consolidated.

Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine’s products are used in light-, medium-, and heavy-duty vehicles, heating, ventilation and air conditioning equipment and systems, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA) with operations in North America, South America, Europe, Asia and Africa.  Our principal products include radiators and radiator cores, condensers, oil coolers, charge air coolers, exhaust gas recirculation coolers, heat-transfer packages and modules, and building heating, ventilating and air conditioning (HVAC) equipment.

We conducted an analysis of our products and concluded that small amounts of tin, tantalum, tungsten and/or gold (3TG) are present in a portion of our products.  In particular, we concluded that 3TG are present in the following Modine products: vehicular heat exchangers and modules containing tin-plated materials or tin-based solder, and building HVAC products or systems containing some or all of the 3TG materials, in electronic devices in particular.

Conflict Minerals Policy

We have adopted a Conflict Minerals Policy.  This policy is publicly available on our website at www.modine.com/web/en/policies.htm.

Supply Chain

Modine manufactures and assembles its products using both raw materials and purchased parts acquired through our competitive global supply process.  Modine has over 1,500 direct material suppliers across the globe, and there are generally multiple tiers between the 3TG mines and our direct suppliers.  Therefore, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for multiple years and we cannot always unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts we are requiring suppliers to provide information about the presence of conflict minerals in the products supplied and about the smelter sources of the conflict minerals. Our conflict mineral policy is published on www.modine.com/web/en/policies.htm, and our Modine Global Supplier Manual (available at http://www.modine.com/web/en/reference-documents.htm) outlines our expectations for conflict free supply.  We have implemented a survey process for assessing our current products and the supply chain associated with these components and materials that go into these products.

As further described in Section 2.3 of this Report, our survey process started with those suppliers who provided parts or components we believed were reasonably likely to contain 3TG.  We then modified the list to remove suppliers with whom Modine spent less than approximately $5,000 in 2015, based upon spend data through September 30, 2015 and our conclusion that the data did not materially change between then and December 31, 2015, unless non-spend factors weighed in favor of inclusion for a particular supplier. As a result of these processes, we surveyed direct suppliers representing in excess of 11% of our 2015 expenditures for direct components. We assessed our industry as well as others and confirmed that this risk-based approach is consistent with how many peer companies are approaching The Rule.  The number of surveyed suppliers decreased versus last year due to our ability in this second year to narrow our data in a more reliable manner based upon information learned to date.

We requested that all identified suppliers provide information to us regarding 3TG and smelters, using the template provided by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the Conflict Minerals Reporting Template (CMRT).  The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain.  It includes questions about a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

Efforts to Determine Mine or Location of Origin

Because of our size, the complexity of our products, and the depth, breadth and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers.  We have determined that requesting our suppliers to complete the CMRT represents our reasonable best efforts to determine the mine or locations of origin of 3TG in our supply chain.  We have reached this conclusion in part as a result of our active participation in various industry initiatives and groups.   As a member of the Conflict Free Sourcing Initiative (CFSI), we have had access to updated smelter due diligence to improve our Reasonable Country of Origin Investigation (RCOI).   This membership has been valuable in our smelter classification and supply chain due diligence processes.

Smelters or Refiners and Country of Origin of 3TG

The supplier CMRT declarations we received mentioned approximately 1592 potential smelters or supply chain participants.  Of these 1592 entities, 320 have been identified and are being monitored by the CFSI.  The remaining 1272 entities have not been classified and will be the subject of future due diligence.

The 320 identified entities being monitored by the CFSI can be categorized in the following manner:

Smelter CFSI Analysis Metrics

Status Code	Status	Entity Count	Status Description
1	Compliant	216	Legitimate smelter and CFSI compliant
2	On CFSI Active List	43	Legitimate smelter engaged in CFSI but not yet compliant
3	In Communication	16	Legitimate smelter and has been contacted regarding the CFSI Audit Program
3	TI-CMC member company	4	Legitimate Tungsten smelter. Has been contacted regarding the CFSI Audit Program

4	Outreach Required	24	Legitimate smelter. Outreach required to request CFSI participation and to initiate certification
5	Compliant	17	Legitimate smelter; audit status not applicable
	Subtotal – CFSI Assessed	320
6	UNIDENTIFIED	1272	Alleged smelters submitted to Modine on Supplier CMRT’s. Entity not identified on CFSI smelter list. Outreach required to validate smelter status
Grand Total		1592

		Smelter Count
Status Code	1	2	3	3	4	5		6
Status	Compliant	On CFSI Active List	In Communication	TI-CMC member company	Outreach Required	Compliant (Audit N/A)	CFSI Identified Entities	UNIDENTIFIED	Grand Total
Gold	80	15	11		20	5	131	266	397
Tantalum	46	1				2	49	56	105
Tin	59	17	3		4	8	91	820	911
Tungsten	31	10	2	4		2	49	130	179
Grand Total	216	43	16	4	24	17	320	1272	1592

We were unable to validate whether the 1272 entities classified as Unidentified are smelters, refiners or intermediate supply chain companies.  We will continue our due diligence in 2016 to improve this unidentified classification.

Modine’s Conflict Mineral program has resulted in improved supply chain transparency to Conflict Mineral Content and smelter sources.   The number of CFSI-listed entities submitted on supplier CMRT certifications increased by a factor of about 2.5 times (320 vs. 131 in 2013).

The number of certified Conflict Free smelters increased by more than a factor of three (216 vs. 65 in 2013).

The vast majority of suppliers from which we requested information indicated in their responses that the information provided was at a company or divisional level as opposed to a product level.  We requested that the surveyed suppliers report at an aggregate company level, specifically with respect to any products sold to Modine.  We will continue to move towards unique part number-level reporting in future years.

The Appendix to this report includes a list of countries of origin for 3TG reported to Modine.  The list is derived from the CFSI analysis of potential countries of origin based on the information obtained through our due diligence.

Conclusion

We are unable with assurance to determine the origin of the 3TG in all of our products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, under the Rule we are required to submit to the SEC this Conflict Minerals Report (CMR) as an Exhibit to Form SD.

This report is available on our website at www.modine.com/web/en/conflict-minerals.htm.

2.	Due Diligence Process

2.1	Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (OECD) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing (OECD Guidance) and the related Supplements for gold and for tin, tantalum and tungsten.

2.2	Management Systems

As described above, Modine has adopted a company policy relating to our sourcing of 3TG, which is posted on our website at www.modine.com/web/en/policies.htm.

Internal Team

Modine’s management system for conflict minerals covering calendar year 2015 was sponsored by our Vice President, Legal and Corporate Communications, General Counsel and Secretary, and Vice President, Asia and Global Purchasing and was supported by a team of subject matter experts from relevant functions such as Operations, Purchasing, Engineering Systems and Services, Sales, Legal and Internal Audit. The team of subject matter experts was responsible for implementing our conflict minerals compliance strategy for calendar year 2015, and was led by the Vice President, Global Purchasing, who acted as the executive conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

Control Systems

Since we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in our business sector and other sectors, through our own efforts and those organized by trade associations. We also participate in or actively monitor the following industry-wide initiatives to disclose upstream actors in the supply chain: The Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative’s (EICC-GeSI) Conflict Free Sourcing Initiative (CFSI), as well as several other manufacturing industry consortiums including the National Association of Manufacturers (NAM),  the Automotive Industry Action Group (AIAG) and the Manufacturers Alliance for Productivity and Innovation (MAPI).

Controls include, but are not limited to, our Code of Conduct, which outlines expected behaviors for all Modine employees and third parties doing business with Modine, our Global Supplier Manual, our Policy regarding Conflict Minerals, and our internal standard practices that govern our new product development processes.  We incorporate these controls into our standard supplier contract, the Modine Approved Supplier Agreement (“MAS”).  We utilize comprehensive agreements with suppliers of products that are not “off-the-shelf” items.  These “off-the-shelf” items include, for example, standard fittings and fasteners, personal protective equipment, and general business supplies.  For suppliers with whom we utilize comprehensive agreements, we use the MAS in the majority of cases.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have utilized the CMRT versions 4.01(a) and 4.01(b) and the Assent Compliance Manager web-based reporting tool for collecting conflict minerals declarations from our supply base. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.  In this third year of conflict mineral reporting, we engaged Assent Compliance to assist with the training of suppliers and the collection of supplier CMRTs.  Assent Compliance has followed up with suppliers to ensure completion of CMRTs, and all communications with suppliers has been documented to reflect the degree of success of these efforts.

Grievance Mechanism

We have multiple, longstanding grievance mechanisms whereby employees and third parties, can report violations of Modine’s policies. We have established a Global Policy regarding Reporting and Investigation, which is publicly available at www.modine.com/web/en/policies.htm. This policy establishes worldwide, consistent methods for employees and others to report any matters they believe may violate our Code or legal obligations, and for the investigation and resolution of all such reports.  Communication channels range from an employee’s immediate supervisor to a third-party-hosted Ethics Helpline to direct contact with Modine’s Business Ethics Committee.

Modine has included clear links to the Helpline and Code on our website, www.modine.com.  Through these mechanisms, third parties within our supply chain, or others related to or with knowledge of those third parties, can report any activities that could violate our Conflict Minerals Policy or the spirit of maintaining a conflict-free supply chain.

Maintain Records

We have adopted a policy to retain relevant documentation for a period of 5 years, consistent with the OECD requirement. Relevant documentation is collected and stored using a variety of methods, including, without limitation, an e-mail address designated for this purpose (conflictminerals@na.modine.com), a database maintained by Assent Compliance containing information provided by Modine’s supply chain, and an internal drive maintained by Modine for purposes of storing materials related to our conflict minerals due diligence and compliance.

2.3	Identify and Assess Risk in the Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Accordingly we participate in a number of industry-wide initiatives as described above.

In order to assess the risk of the presence of 3TG in the parts and materials Modine purchases, we first considered where, logically, 3TG necessary to functionality or production of our products might reside.  To accomplish this, we implemented a multilevel analysis that included the following:

1.	We reviewed material specifications (M-Specs) to identify those where 3TG is specifically called out as a necessary ingredient in the material.

2.	We queried the International Material Data System (IMDS), the automotive industry's material data system, which has become a global standard used by almost all of the global original equipment manufacturers for the tracking of material content in parts supplied to automotive industry. IMDS provided another level of detail that might not be captured in our internal M-Specs.

3.	Using the information from steps 1 and 2, we queried our company enterprise resource planning (ERP) systems to identify suppliers who provided the materials containing 3TG in the 2015 calendar year.

4.	We utilized our purchasing global material group code spend analytics data to identify suppliers who provided electronic devices (e.g. wiring, motors, controls, sensors) that we considered to be at risk for containing 3TG. We built on our learning from the first two years of conflict minerals due diligence and included suppliers determined to be at-risk for supplying product that may contain any conflict minerals. Due to the nature of our supply chain, which includes distributors of electronic components, we engaged with several Tier 2 sub-suppliers to improve the reporting to our direct supplier distributors.

The multi-level analysis above yielded a list of 147 direct material suppliers that are supplying parts or materials to Modine that reasonably may contain 3TG. We rely on these suppliers to provide us with information about the existence and source of conflict minerals contained in the parts or materials supplied to us. Our direct suppliers similarly rely upon information provided by their suppliers.

2.4	Design and Implement a Strategy to Respond to Risks

In response to this risk assessment, Modine continues to update and utilize a risk management plan, through which the conflict minerals program is implemented, managed and monitored.

Updates to this risk assessment are provided regularly to senior management

As described above, we participate in the following industry-wide initiatives to disclose upstream actors in the supply chain: The Conflict Free Sourcing Initiative (CFSI), as well as several other manufacturing industry consortiums including the National Association of Manufacturers (NAM) the Automotive Industry Action Group (AIAG), and the Manufacturers Alliance for Productivity and Innovation (MAPI).

As part of our risk management plan, to ensure suppliers understand our expectations, we have posted pertinent materials on our website, communicated directly with suppliers (orally and in writing), and included relevant information in our Global Supplier Manual.

As described in our conflict minerals policy, we would engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in the DRC or any adjoining country, and assist them to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. We have found no instances where it was necessary to terminate a contract or find a replacement supplier due to possible violation of our Conflict Minerals Policy or the spirit of a conflict-free supply chain.

2.5	Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters and refiners nor do we perform direct audits of these entities.  However, we do rely upon various industry efforts to influence smelters and refineries to undergo audits and become certified, as appropriate.

2.6	Report on Supply Chain Due Diligence

In addition to this report, see our website at http://www.modine.com/web/en/supplier-policies.htm for further information about our supply chain due diligence and policies and practices.

3.	Due Diligence Results

Utilizing the process outlined above, we received responses from 80% of the 147 suppliers surveyed. We reviewed the responses to determine where further engagement with our suppliers was warranted. We considered untimely or incomplete responses as well as inconsistencies within the data reported in the template in making this determination. We have worked directly with these suppliers to provide revised responses.

Responses included the names of 1592 entities listed by our suppliers as smelters or refiners. 320 or 20% of these entities have been identified and categorized by the CFSI.   Of these 320 entities, 216 or 68% are certified as Conflict Free, 43 or  13% are engaged in the audit process to become certified as Conflict Free, 20 or 6% are being pursued by the CFSI to begin the certification process, 24 or 8% need to be contacted to start the audit process, and 17 or 5% are legitimate smelters not needing an audit.  Our supplier CMRTs included 1272 entities that have not been identified by the CFSI and may be smelters or intermediate supply chain participants.   Fifty-nine (59) of the surveyed suppliers indicated that they sourced 3TG from one or more of twenty-two smelters linked to the DRC, and that such smelters may have been used for tin, tungsten or tantalum supply in products supplied to us.  Five of these 59 suppliers indicated they were reporting to us at a broad product level, while the remainder indicated their reports were at a company level.  None reported at a level specific enough to identify products supplied to Modine.  Each of the twenty-two smelters so identified have been determined by the CFSI to be Conflict Free.  In the Appendix, we have included information about these twenty-two entities, as well as a full list of the 320 CFSI-monitored suppliers reported to us through our due diligence process. We will continue to work with our suppliers and the CFSI to determine their validity and encourage CFSI certification where appropriate for the 1272 unknown entities.

4.	Steps To Be Taken To Mitigate Risk

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

a)	In addition to binding our suppliers to our conflict minerals procedures through the use of the Global Supplier Manual and other documents incorporated by referenced into our supply agreements, include a specific conflict minerals flow-down clause in new or renewed supplier contracts.
b)	Continue to direct suppliers to training resources provided by Assent Compliance to attempt to increase the response rate and improve the content of the supplier survey responses.
c)	Engage any of our suppliers who declared “unknown” sources of 3TG in their declarations to pursue the identification of supply chain smelting sources.
d)	Engage with suppliers who provided smelter names that could not be found on the CFSI Conflict Free Smelter List to pursue the identification and confirmation of smelter sources.
e)	Work with the OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
f)	Continue to encourage suppliers to provide part-level information.
g)	In the event that any of our suppliers are found to be providing Modine with products containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.
h)	Continue to invest in Conflict Minerals due diligence tools, such as Assent Compliance and the resources it provides.

Appendix to Modine Manufacturing Company
Conflict Minerals Report
For The Year Ended December 31, 2015

DRC-Related Smelters Reported to Modine

Metal	Standard Smelter Name	Smelter Facility Location	Conflict Free?
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Yes
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Yes
Tantalum	Duoluoshan	CHINA	Yes
Tantalum	F&X Electro-Materials Ltd.	CHINA	Yes
Tantalum	Global Advanced Metals Aizu	JAPAN	Yes
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Yes
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Yes
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Yes
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Yes
Tantalum	KEMET Blue Metals	MEXICO	Yes
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Yes
Tantalum	Mitsui Mining & Smelting	JAPAN	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Yes
Tantalum	Taki Chemicals	JAPAN	Yes
Tin	Thaisarco	THAILAND	Yes
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	Yes
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Yes
Tantalum	Zhuzhou Cemented Carbide	CHINA	Yes

Country of Origin List:

Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam, Zimbabwe, Kenya, Mozambique, South Africa, Democratic Republic of the Congo, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

CFSI-Monitored Smelters Reported To Modine

Metal	Standard Smelter Name	Smelter Facility Location	Conflict Free?
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Yes
Tungsten	ACL Metais Eireli	BRAZIL
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Yes
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Tin	Alpha	UNITED STATES	Yes
Tin	An Thai Minerals Company Limited	VIET NAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Yes
Gold	Argor-Heraeus SA	SWITZERLAND	Yes
Gold	Asahi Pretec Corporation	JAPAN	Yes
Gold	Asahi Refining Canada Limited	CANADA	Yes
Gold	Asahi Refining USA Inc.	UNITED STATES	Yes
Gold	Asaka Riken Co., Ltd.	JAPAN	Yes
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Yes
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY	Yes
Tantalum	Avon Specialty Metals Ltd	UNITED KINGDOM
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Yes
Gold	Bauer Walser AG	GERMANY
Gold	Boliden AB	SWEDEN	Yes
Gold	C. Hafner GmbH + Co. KG	GERMANY	Yes
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Yes
Gold	Cendres + Métaux SA	SWITZERLAND
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Yes
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Yes
Tin	Chenzhou Yun Xiang mining limited liability company	CHINA
Gold	Chimet S.p.A.	ITALY	Yes
Tin	China Tin Group Co., Ltd.	CHINA	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Yes
Gold	Chugai Mining	JAPAN

Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Yes
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Yes
Tin	CV Ayi Jaya	INDONESIA	Yes
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA	Yes
Tin	CV Serumpun Sebalai	INDONESIA	Yes
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA	Yes
Tin	CV Venus Inti Perkasa	INDONESIA	Yes
Tantalum	D Block Metals, LLC	UNITED STATES	Yes
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	DODUCO GmbH	GERMANY	Yes
Gold	Dowa	JAPAN	Yes
Tin	Dowa	JAPAN	Yes
Tantalum	Duoluoshan	CHINA	Yes
Tantalum	E.S.R. Electronics	UNITED STATES
Gold	Eco-System Recycling Co., Ltd.	JAPAN	Yes
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Gold	Elemetal Refining, LLC	UNITED STATES	Yes
Tin	Elmet S.L.U. (Metallo Group)	SPAIN	Yes
Tin	EM Vinto	BOLIVIA	Yes
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Yes
Tin	Estanho de Rondônia S.A.	BRAZIL
Tantalum	Exotech Inc.	UNITED STATES	Yes
Tantalum	F&X Electro-Materials Ltd.	CHINA	Yes
Gold	Faggi Enrico S.p.A.	ITALY
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND	Yes
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Tantalum	FIR Metals & Resource Ltd.	CHINA	Yes
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Yes
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA

Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	Yes
Gold	Geib Refining Corporation	UNITED STATES
Tin	Gejiu Fengming Metalurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN	Yes
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Yes
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Yes
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Yes
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Yes
Tungsten	H.C. Starck GmbH	GERMANY	Yes
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Yes
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Yes
Tantalum	H.C. Starck Inc.	UNITED STATES	Yes
Tantalum	H.C. Starck Ltd.	JAPAN	Yes
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Yes
Gold	Heraeus Ltd. Hong Kong	CHINA	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Yes
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	Yes

Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Yes
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	Yes
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Yes
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Yes
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Yes
Gold	Istanbul Gold Refinery	TURKEY	Yes
Gold	Japan Mint	JAPAN	Yes
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Gold	Jiangxi Copper Company Limited	CHINA	Yes
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Yes
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Yes
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Yes
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Yes
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Yes
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN	Yes
Tantalum	KEMET Blue Metals	MEXICO	Yes
Tantalum	KEMET Blue Powder	UNITED STATES	Yes

Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES	Yes
Gold	Kennecott Utah Copper LLC	UNITED STATES	Yes
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	Yes
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Yes
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL	Yes
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Yes
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Yes
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Yes
Gold	Materion	UNITED STATES	Yes
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Yes
Tin	Melt Metais e Ligas S/A	BRAZIL	Yes
Tin	Metahub Industries Sdn. Bhd.	MALAYSIA
Gold	Metahub Industries Sdn. Bhd.	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES	Yes
Tin	Metallo-Chimique N.V.	BELGIUM	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND	Yes
Gold	Metalor USA Refining Corporation	UNITED STATES	Yes
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO	Yes
Tin	Mineração Taboca S.A.	BRAZIL	Yes
Tantalum	Mineração Taboca S.A.	BRAZIL	Yes
Tin	Minsur	PERU	Yes
Gold	Mitsubishi Materials Corporation	JAPAN	Yes

Tin	Mitsubishi Materials Corporation	JAPAN	Yes
Tantalum	Mitsui Mining & Smelting	JAPAN	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Yes
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Yes
Tungsten	Moliren Ltd	RUSSIAN FEDERATION
Tantalum	Molycorp Silmet A.S.	ESTONIA	Yes
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Yes
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES	Yes
Gold	Nihon Material Co., Ltd.	JAPAN	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Yes
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	Yes
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Yes
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Yes
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Yes
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Yes
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Yes
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Yes
Gold	PAMP SA	SWITZERLAND	Yes
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Tungsten	Philippine Chuangin Industrial Co., Inc.	PHILIPPINES	Yes
Tin	Phoenix Metal Ltd.	RWANDA
Tantalum	Plansee SE Liezen	AUSTRIA	Yes
Tantalum	Plansee SE Reutte	AUSTRIA	Yes
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Yes
Tin	PT Alam Lestari Kencana	INDONESIA
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Yes
Tin	PT Aries Kencana Sejahtera	INDONESIA	Yes
Tin	PT Artha Cipta Langgeng	INDONESIA	Yes

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Yes
Tin	PT Babel Inti Perkasa	INDONESIA	Yes
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA	Yes
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA	Yes
Tin	PT Belitung Industri Sejahtera	INDONESIA	Yes
Tin	PT BilliTin Makmur Lestari	INDONESIA	Yes
Tin	PT Bukit Timah	INDONESIA	Yes
Tin	PT Cipta Persada Mulia	INDONESIA	Yes
Tin	PT DS Jaya Abadi	INDONESIA	Yes
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Yes
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA	Yes
Tin	PT Justindo	INDONESIA	Yes
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA	Yes
Tin	PT Panca Mega Persada	INDONESIA	Yes
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA	Yes
Tin	PT Refined Bangka Tin	INDONESIA	Yes
Tin	PT Sariwiguna Binasentosa	INDONESIA	Yes
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA	Yes
Tin	PT Sukses Inti Makmur	INDONESIA	Yes
Tin	PT Sumber Jaya Indah	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Yes
Tin	PT Tinindo Inter Nusa	INDONESIA	Yes
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA	Yes
Tin	PT Wahana Perkit Jaya	INDONESIA	Yes
Gold	PX Précinox SA	SWITZERLAND	Yes
Tantalum	QuantumClean	UNITED STATES	Yes
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Yes
Gold	Republic Metals Corporation	UNITED STATES	Yes

Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Yes
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	Yes
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	Yes
Gold	Royal Canadian Mint	CANADA	Yes
Tin	Rui Da Hung	TAIWAN	Yes
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIET NAM
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS	Yes
Gold	SEMPSA Joyería Platería SA	SPAIN	Yes
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Yes
Gold	Singway Technology Co., Ltd.	TAIWAN	Yes
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Yes
Tin	Soft Metais Ltda.	BRAZIL	Yes
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Yes
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Yes
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Yes
Gold	T.C.A S.p.A	ITALY	Yes
Tantalum	Taki Chemicals	JAPAN	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Yes
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	Yes
Tantalum	Telex Metals	UNITED STATES	Yes
Tin	Thaisarco	THAILAND	Yes
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Yes
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Yes
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	Torecom	KOREA, REPUBLIC OF
Tantalum	Tranzact, Inc.	UNITED STATES	Yes
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Yes
Gold	Umicore Brasil Ltda.	BRAZIL	Yes
Gold	Umicore Precious Metals Thailand	THAILAND	Yes
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	Yes
Gold	United Precious Metal Refining, Inc.	UNITED STATES	Yes
Gold	Valcambi SA	SWITZERLAND	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	Yes
Tin	VQB Mineral and Trading Group JSC	VIET NAM	Yes
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Yes
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Yes
Gold	WIELAND Edelmetalle GmbH	GERMANY
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Yes
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	Yes
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Yes
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Yes
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	Yes
Gold	Yokohama Metal Co., Ltd.	JAPAN	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	Yes
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Yes
Tantalum	Zhuzhou Cemented Carbide	CHINA	Yes
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Yes